Exhibit 99.1

         Midas Reports 2006 Earnings Per Share of $0.67 after
             Special Charges for Shop Upgrades, Closings

    ITASCA, Ill.--(BUSINESS WIRE)--March 1, 2007--Midas, Inc. (NYSE:MDS) reported net income of $10.5 million--or $0.67 per diluted share--for the fiscal year ended Dec. 30, 2006, after pre-tax business transformation charges of $3.3 million, operating losses related to the company's former exhaust manufacturing business of $1.2 million and stock option expense of $2.2 million. Midas also realized pre-tax gains on asset sales of $3.4 million during the year.

    The 2006 net earnings increased from $2.2 million--or $0.13 per diluted share--in 2005, when the company was winding down its exhaust manufacturing and distribution business. Midas recorded pre-tax business transformation costs of $12.3 million and gains on asset sales of $2.8 million in 2005.

    Adjusted full-year results for 2006 and 2005 were as follows:

                                  FY 2006               FY 2005
                           --------------------- ---------------------
                            Oper.   Net    Per    Oper.   Net    Per
($ in millions, except EPS) Income Income Share   Income Income Share

GAAP Earnings Measures      $27.1  $10.5  $0.67   $12.6   $2.2  $0.13

Adjustments (reflects non-
 GAAP measures):
  Business transformation
   charges                    3.3    1.8   0.11    12.3    8.3   0.50
  Loss on early
   extinguishment of debt       -      -      -       -    0.2   0.01
  Gains on asset sales       (3.4)  (1.9) (0.12)   (2.8)  (1.9) (0.11)
  Losses from Exhaust
   business                   1.2    0.7   0.04     3.1    2.1   0.13
  Incremental SFAS 123R       2.2    1.1   0.08       -      -      -
                           --------------------- ---------------------
Non-GAAP Earnings Measures  $30.4  $12.2  $0.78   $25.2  $10.9  $0.66
                           --------------------- ---------------------

    "Fiscal 2006 was significant for Midas because we were able to finally complete the exit from parts distribution when we closed our Chicago exhaust warehouse in the first quarter," said Alan D. Feldman, Midas chairman and chief executive officer. "The year also brought challenges as consumers slowed their spending on automotive services when gas prices approached and passed $3 per gallon."

    Midas' comparable shop retail sales in the United States declined
1.6 percent in the fourth quarter and 1.4 percent for all of 2006. Comparable shops sales in Canada were up 2.5 percent for the quarter and 2.6 percent for the year, resulting in a total North American comparable shop sales decline of 1.1 percent in the fourth quarter and
1.0 percent for the year.

    Comparable shop brake sales declined 2.9 percent in U.S. shops in the fourth quarter and 3.3 percent for the year, while comparable shop brake sales in Canada increased by 4.0 percent in the fourth quarter and 6.8 percent for the year.

    "While we were disappointed in the decline in U.S. brake sales during the year, we were encouraged by the U.S. increases in tires of
13.1 percent, oil changes of 5.2 percent and fleet of 48 percent for the year," Feldman said.

    "To build retail sales in 2007, the Midas system has launched an aggressive marketing plan that promotes brakes at $89.95," Feldman said. "Network and cable television advertising began in late February and will run through the summer into fall supporting brakes, which make up more than 40 percent of the retail mix in U.S. shops."

    Adjusted fourth quarter 2006 and 2005 results were as follows:


                                  Q4 2006               Q4 2005
                           --------------------- ---------------------
                            Oper.   Net    Per    Oper.   Net    Per
($ in millions, except EPS) Income Income Share   Income Income Share

GAAP Earnings Measures       $5.1   $1.7  $0.11    $3.3   $0.6  $0.04

Adjustments (reflects non-
 GAAP measures):
  Business transformation
   charges                    2.4    1.3   0.08     1.2    0.8   0.05
  Loss on early
   extinguishment of debt       -      -      -       -    0.2   0.01
  Gains on asset sales          -      -      -    (0.8)  (0.5) (0.03)
  Losses from Exhaust
   business                     -      -      -     1.2    0.8   0.05
  Incremental SFAS 123R       0.6    0.3   0.02       -      -      -
                           --------------------- ---------------------
Non-GAAP Earnings Measures   $8.1   $3.3  $0.21    $4.9   $1.9  $0.12
                           --------------------- ---------------------


    Fourth quarter and full-year 2006 results

    Feldman said that despite the disappointing retail sales in the fourth quarter, the company was able to meet its income targets for 2006 primarily because of tight expense control and lower warranty costs.

    Operating income for 2006 was $27.1 million, including exhaust-related operating losses, restructuring charges, incremental SFAS 123R stock option expenses and gains on asset sales. Operating income without the effects of these items was $30.4 million, above the company's previous guidance of $29 to $30 million.

    Operating margin was 11.7 percent for the quarter and 15.3 percent for the year, up from 7.5 percent and 6.5 percent, respectively, for the same periods last year. Excluding the above-mentioned items and corresponding revenues in both years, operating margin was 17.3 percent in 2006 versus 14.8 percent in 2005.

    Total sales and revenues for the fourth quarter were $43.7 million and $176.7 million for the full year, compared to $44.0 million and $192.5 million in 2005, when Midas was still in the exhaust manufacturing and distribution business.

    Franchising revenues were $14.9 million for the fourth quarter of 2006, and $63.6 million for the year, compared to $14.9 million and $64.5 million, respectively, in 2005. Real estate revenues were $8.9 million for the fourth quarter and $36.2 million for all of 2006, compared to $9.0 million and $36.0 million, respectively, in 2005.

    Revenues from parts sales and product royalties were $9.1 million for the fourth quarter and $32.4 million for the year. These revenues were $51.7 million for all of 2005, when Midas was shutting down its exhaust business.

    Revenues from retail sales at company-owned shops were $9.7 million in the fourth quarter of 2006 and $40.5 for the year, up from $8.7 million and $37.0 million, respectively, in 2005. This improvement was due to a 2.2 percent comparable shop sales increase for 2006, along with a higher average number of shops in operation in 2006 versus the prior year.

    "Company shops improved their operations considerably in 2006, reducing their operating loss to $500,000 from $2.8 million in the prior year," Feldman said. "The six Florida shops we closed in December accounted for the entire operating loss. We are projecting that company shops will produce a positive operating contribution in 2007."

    Selling, general and administrative (SG&A) expenses were $21.6 million for the quarter and $87.4 million for the year, compared to $22.6 million and $91.0 million for the same periods in 2005. This year's SG&A for the fourth quarter and year includes $0.6 million and $2.2 million, respectively, for the expensing of stock options under SFAS 123R.

    "We committed a year ago to a total SG&A target of $84 to $86 million for 2006, excluding the cost of SFAS 123R. We came in at $85.2 million," Feldman said. "Excluding the impact of SFAS 123R, our SG&A was down $5.8 million from 2005, and we are committed to additional reductions of $3 million in 2007 and another $3 million in 2008."

    The company recorded $3.3 million in business transformation costs in 2006, consisting of $1.9 million of costs to close six unprofitable company-owned shops in Florida in December and $1.4 million of shop image upgrades. The shop image upgrade program will continue in 2007.

    Interest expense for the fourth quarter was $2.2 million and $9.0 million for the year, compared to $2.6 million for the fourth quarter and $10.0 million for the year in 2005. The company's bank debt was $61.1 million at the end of the fourth quarter of 2006, down from $65.0 million at the end of 2005.

    Midas recorded income tax expense of $1.6 million for the quarter and $8.8 million for the year. The company does not expect to pay a significant amount of income tax until the end of the decade because of net operating loss carry forwards of approximately $100 million generated in prior years.

    Supply chain update

    Midas announced to its dealers at their convention in late February that the company is entering into an agreement with Genuine Parts Company's NAPA operation to become the primary provider of replacement parts for both stocking shipments and local just-in-time deliveries to Midas shops in the United States. The transition of that business from AutoZone, which had been the primary supplier since 2003, will begin in March and will be completed by June.

    "Our expanded agreement with NAPA will reduce the cost of parts to dealers and improve the frequency and efficiency of shipments to their shops," Feldman said.

    Midas expects to record a $1.0 million charge in the first quarter of 2007, representing the amount to be paid to AutoZone in connection with the early exit from the contract.

    Cash flow continues strong


Selected Cash Flow Information ($ in millions except   YTD      YTD
 per share)                                           2006     2005

Cash provided by operating activities before cash
 outlays for business transformation costs and total
 changes in assets and liabilities                     $31.5    $26.9
Cash outlays for business transformation costs          (5.8)    (5.8)
Total changes in assets and liabilities                  2.6     (7.3)
                                                    ------------------
Net cash provided by operating activities              $28.3    $13.8
                                                    ------------------
Net cash provided by operating activities per
 diluted share                                         $1.81    $0.84

Capital investments                                    $(3.9)   $(3.4)
Net retirements of long-term debt and leases            (5.9)    (5.8)
Cash paid for treasury shares                          (21.6)   (15.4)


    Net cash flow from operating activities was $28.3 million for the year, consistent with the company's year-long guidance. The company spent $5.8 million of cash for business transformation costs, and changes in assets and liabilities created $2.6 million of cash, primarily as a result of the liquidation of inventories and a lowering of receivables.

    Share repurchase

    During the fourth quarter, Midas repurchased 363,800 shares of its common stock at an average price of $22.02. The company spent $21.6 million in 2006, to purchase 1,037,000 shares. From February 2005 when the repurchase program began through the end of 2006, Midas purchased a total of 1.7 million shares at a cost of $36.4 million, leaving $13.6 million remaining in the $50 million authorization. There were
15.0 million shares outstanding at the end of 2006.

    2007 outlook

    "Despite a slow start in 2007 comparable shop sales, we are confident that our strong promotion of brakes continuing throughout most of 2007 will reverse the decline we experienced last year," Feldman said. "And, we are encouraged by the progress in our fleet, maintenance and tire businesses. The combined effects should produce positive comparable shop retail sales across North America for the full year 2007."

    Midas expects 2007 full-year revenues of approximately $180 million and operating income of between $29.5 and $31.5 million, excluding the effects of continuing shop upgrade payments and the AutoZone contract amendment payment. This projected operating income compares to actual 2006 results of $28.2 million after excluding final exhaust-related losses, business transformation charges and gains on asset sales. Both actual operating income for 2006 and projected 2007 operating income include $2.2 million in SFAS 123R expenses.

    Full-year gross margin is expected to be approximately 63 percent, while total SG&A, including $2.2 million of SFAS 123R expenses, is expected to be between $82.0 and $84.0 million. This range represents a reduction of between $3.4 and $5.4 million from 2006 actual SG&A expense of $87.4 million.

    The company expects full-year interest expense of nearly $9.0 million and capital spending of approximately $4.0 million.

    Midas expects cash flow from operating activities of between $30 and $32 million in 2007--between $2.07 and $2.21 on a per share basis--after providing for changes in working capital and outlays for business transformation costs.

    Midas intends to use this cash flow to continue to repurchase shares and to fund opportunistic acquisitions and shop growth.

    Recently adopted accounting pronouncements

    In the fourth quarter of 2006, Midas adopted the provisions of SAB
108. As a result, Midas recorded a cumulative effect adjustment to its opening fiscal 2006 balance sheet consisting of a $4.0 million increase in other liabilities, a $1.5 million increase in deferred income tax assets and a $2.5 million reduction in shareholders' equity. These amounts represent the cumulative difference between the recording of rent expense on a straight-line basis versus the previous Midas policy of recording rent expense in accordance with underlying lease terms. The adoption of SAB 108 also resulted in the lowering of 2006 real estate cost of revenues by $0.6 million and SG&A by $0.2 million, all of which was recorded in the fourth quarter.

    Midas also adopted SFAS 158 relating to pension accounting in the fourth quarter of 2006, which resulted in a $7.0 million reduction in other assets, a $2.8 million increase in deferred income tax assets, a $0.2 million increase in other liabilities and a $4.4 million reduction in shareholders' equity. The adoption of SFAS 158 had no impact on income or cash flow.

    Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at nearly 2,600 franchised, licensed and company-owned Midas shops in 18 countries, including more than 1,700 in the United States and Canada.

    RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

    The company presents the foregoing reconciliations of GAAP to non-GAAP earnings measures primarily to reflect the results for the full year and fourth quarters of fiscal 2006 and 2005 in a manner that may provide for more meaningful year-on-year comparisons of the company's core operating performance, including the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.

    The company has been undergoing a multi-year business transformation process which has led to the closing or divestiture of unprofitable businesses. This included the 2002 decision to dispose of Parts Warehouse, Inc. ("PWI") locations, the 2003 decision to outsource the distribution of Midas-brand products and close all but one of the company's regional distribution centers, and the 2004 decision to exit exhaust manufacturing and distribution. The company has also agreed to contribute to a system-wide image upgrade program that will change the interior and exterior of Midas shops in North America. Each of these actions was a distinct and separate non-recurring transaction, and their magnitude required that they be done sequentially rather than simultaneously. In addition, the relevant accounting literature during this period, including EITF 94-3 and SFAS No. 146, required that certain of the costs be accrued over time rather than taken up-front. This led to restructuring charges in fiscal 2002 through fiscal 2006.

    Because the amount of these restructuring charges has varied significantly from quarter to quarter, the company believes it is important for the financial statement reader to understand the operating performance of the company without these items. This allows for more meaningful year-on-year comparisons of the core business that remains at the conclusion of these restructuring activities.

    The company has also elected to reflect the impact of the adoption of SFAS No. 123R (Share-Based Payment) as this cost was new for fiscal 2006 and affects comparability.

    The company believes investors may find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period. This is further supported by the following facts:

    -- Published third party analyst estimates of earnings exclude certain of these items;

    -- Financial covenants under the company's bank agreements have been and continue to be measured based upon operating performance without certain of these items; and

    -- Awards under the company's incentive compensation plans are calculated based on targets and actual earnings that exclude certain of these items.

    The company's reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented as consistent with GAAP.

    FORWARD LOOKING STATEMENTS AND RISK FACTORS

    This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2005 annual report on Form 10-K and subsequent filings.

    3/01/07


                             MIDAS, INC.
            CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
             (In millions, except for earnings per share)


                              For the quarter    For the twelve months
                           ended fiscal December ended fiscal December
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
                           (13 weeks) (13 weeks) (52 weeks) (52 weeks)

Sales and revenues:
  Franchise royalties and
   license fees                $14.9      $14.9      $63.6      $64.5
  Real estate revenues           8.9        9.0       36.2       36.0
  Company-operated shop
   retail sales                  9.7        8.7       40.5       37.0
  Replacement part sales
   and product royalties         9.1       10.5       32.4       51.7
  Other                          1.1        0.9        4.0        3.3
                           ---------- ---------- ---------- ----------
      Total sales and
       revenues                 43.7       44.0      176.7      192.5
                           ---------- ---------- ---------- ----------

Cost of sales and revenues:
  Real estate cost of
   revenues                      4.8        5.8       21.5       22.4
  Company-operated shop
   cost of sales                 2.3        2.1        9.7        8.7
  Replacement part cost of
   sales                         7.4        9.1       26.7       42.2
  Warranty expense               0.1        0.7        4.4        6.1
  Business transformation
   charges (inventory
   write-down)                   0.2        1.1        0.2        5.2
                           ---------- ---------- ---------- ----------
      Total cost of sales
       and revenues             14.8       18.8       62.5       84.6
                           ---------- ---------- ---------- ----------

      Gross profit              28.9       25.2      114.2      107.9

Selling, general, and
 administrative expenses        21.6       22.6       87.4       91.0
Gain on sale of assets            --      ( 0.8)     ( 3.4)     ( 2.8)
Business transformation
 charges                         2.2        0.1        3.1        7.1
                           ---------- ---------- ---------- ----------

      Operating income           5.1        3.3       27.1       12.6

Interest expense               ( 2.2)     ( 2.6)     ( 9.0)    ( 10.0)
Loss on early
 extinguishment of debt           --      ( 0.3)        --      ( 0.3)
Other income, net                0.4        0.3        1.2        0.9
                           ---------- ---------- ---------- ----------

      Income before income
       taxes                     3.3        0.7       19.3        3.2
Income tax expense               1.6        0.1        8.8        1.0
                           ---------- ---------- ---------- ----------

      Net income                $1.7       $0.6      $10.5       $2.2
                           ========== ========== ========== ==========

Earnings per share:
  Basic                        $0.11      $0.04      $0.69      $0.14
                           ========== ========== ========== ==========
  Diluted                      $0.11      $0.04      $0.67      $0.13
                           ========== ========== ========== ==========


Average number of shares:
  Common shares outstanding     14.7       15.5       15.1       15.7
  Common stock warrants          0.1        0.1        0.1        0.1
                           ---------- ---------- ---------- ----------
  Shares applicable to
   basic earnings               14.8       15.6       15.2       15.8
  Equivalent shares on
   outstanding stock awards      0.5        0.6        0.4        0.7
                           ---------- ---------- ---------- ----------
  Shares applicable to
   diluted earnings             15.3       16.2       15.6       16.5
                           ========== ========== ========== ==========


Capital expenditures            $1.0       $1.5       $3.9       $3.4
                           ========== ========== ========== ==========


                             MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                            (In millions)


                                                 Fiscal      Fiscal
                                                December    December
                                                  2006        2005
                                               ----------- -----------
                                               (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                         $2.4        $1.4
   Receivables, net                                  28.7        33.5
   Inventories, net                                   3.1         6.8
   Deferred income taxes                              7.6         9.1
   Prepaid assets                                     3.3         3.3
   Other current assets                               4.3         3.2
                                               ----------- -----------
      Total current assets                           49.4        57.3
Property and equipment, net                          99.4       104.6
Goodwill and other intangible assets, net             1.5          --
Deferred income taxes                                57.2        59.5
Other assets                                          8.9        17.8
                                               ----------- -----------
      Total assets                                 $216.4      $239.2
                                               =========== ===========

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations          $2.0        $1.9
   Accounts payable                                  15.9        13.6
   Accrued expenses                                  26.1        31.7
                                               ----------- -----------
      Total current liabilities                      44.0        47.2
Long-term debt                                       61.1        65.0
Obligations under capital leases                      3.0         4.1
Finance lease obligation                             33.9        35.9
Accrued warranty                                     28.8        30.7
Other liabilities                                     8.3         6.8
                                               ----------- -----------
      Total liabilities                             179.1       189.7
                                               ----------- -----------
Temporary equity:
Non-vested restricted stock subject to
 redemption                                           2.3          --

Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.7 million and 17.7
  million shares issued) and paid-in capital         10.3        15.6
   Treasury stock, at cost (2.7 million shares
    and 2.0 million shares)                         (57.8)      (45.0)
   Retained income                                   89.1        81.1
   Accumulated other comprehensive loss              (6.6)       (2.2)
                                               ----------- -----------
      Total shareholders' equity                     35.0        49.5
                                               ----------- -----------
      Total liabilities and shareholders'
       equity                                      $216.4      $239.2
                                               =========== ===========


    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016